Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Veritone, Inc. on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 15, 2017, except for the effects of the restatement as discussed in Note 2 and reverse stock split as discussed in Note 10 to the consolidated financial statements, as to which the date is April 20, 2017, with respect to our audits of the consolidated financial statements of Veritone, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Irvine, California

November 14, 2017